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                                                                  EXHIBIT 10.110

                                LOAN AGREEMENT



                  THIS LOAN AGREEMENT ("Agreement") is made and entered into as of the 13th day of November, 1998 by and between CASINO USA, INC., a California corporation ("Casino"), and SMART & FINAL INC., a Delaware corporation ("Company"), based upon the following facts:

                  A. Company has experienced reduced earnings for the past year, incurring net losses in the fourth quarter of 1997 and the first quarter of 1998, and modest earnings in the second quarter of 1998. As a result of the reduced earnings, Company has been in violation of certain financial covenants in its credit agreements with third-party bank lenders ("Bank Debt"). Company is currently operating under waivers with respect to the financial covenant violation and is restructuring the existing credit agreements. As a condition of commitment to this restructuring, the third-party bank lenders have required that certain existing obligations of Company to Casino be revised to evidence a maturity date which is subsequent to the anticipated maturity date of new credit facilities undertaken as a part of this restructuring; this is, in effect, a structural subordination of the existing obligations of Company to Casino. A history of these existing obligations of Company to Casino follows; and

                  B. On December 29, 1996 Company issued an unsecured negotiable promissory note with a principal amount of $250,000, payable to Casino, and Company simultaneously issued an unsecured negotiable promissory note with a principal amount of $37,750,000, payable to Casino Realty, Inc. ("Realty"), a wholly-owned subsidiary of Casino; together forming an aggregate principal amount of $38,000,000 (the "Existing Notes"). The Existing Notes were issued pursuant to that certain Agreement for Conveyance of Real Property dated as of October 31, 1996, as amended (the "Property Agreement") whereby Casino and Realty agreed to sell to Company a total of 91 improved real properties and leasehold interests. On October 15, 1998, Realty assigned its rights and interest in its Existing Note to Casino. As of November 10, 1998, the outstanding aggregate principal balance of the Existing Notes is $30,400,000 and the accrued but unpaid interest due is $299,989; and

                  C. From time to time, in the ordinary course of its business, Casino and Realty have made unsecured cash advances ("Advances") to Company and its affiliates, consistent with the terms of the August 6, 1991 Intercompany Agreement ("Intercompany Agreement") among Company and Casino and Realty. These Advances are payable upon demand and as of November 10, 1998 the current aggregate balance of principal and accrued but unpaid interest is $23,734,905; and

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                  D. As of the date of this Agreement, Casino is the holder of approximately 12,264,225 shares of the common stock of the Company, which represents approximately 56% of the issued and outstanding common shares of the Company; and

                  E. Casino and Company now mutually desire to enter into this Agreement (i) to consolidate the outstanding amounts due under the Existing Notes and the Advances into one single amount, and (ii) to establish terms for the accrual of interest and repayment of this amount, and (iii) to document the consolidated amount and terms in the form of a single new note ("New Note") issued by Company to Casino, and (iv) simultaneous with the execution of the New Note, Company will cancel the Existing Notes and be deemed to have repaid the Advances, in an aggregate amount represented by the principal amount of the New Note, and (v) to further delineate the rights and obligations of the parties under the Existing Notes, the Advances, the New Note, and such other matters as are set forth below; and

                  F. At its meetings of November 3, 1998 and November 9, 1998, the Board of Directors of the Company authorized the terms of this Agreement as being in the best interests of the Company and its shareholders; and

                  G. This Agreement is being entered into in contemplation of Company's refinancing of existing credit obligations to its banks and others ("Restructuring"), and to evidence Casino's support of this Restructuring by its willingness to enter into this Agreement; and

                  H. The parties intend that the New Note will have a maturity date beyond the maturity date of any credit agreements and other financing arrangements entered into by Company as part of its Restructuring; and



                  NOW, THEREFORE, based on the foregoing, and in consideration of the mutual promises contained below and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                  1.   Definitions.    For purposes of this Loan Agreement the
                       -----------
terms below are defined as follows:

                  "Business Day" means a day that Company's corporate offices are open for business with the general public.

                  "Indebtedness" means the combined outstanding principal balance plus accrued interest due and payable on the amounts due under (1) the Existing Notes plus (2) the Advances and plus (3) the Structuring Fee, as evidenced by the New Note.

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                  "Interest Rate" means, with respect to the Indebtedness, the rate of interest equal to the London interbank offered rate, for a six-month period, as published from time to time in the Wall Street Journal, determined as of each applicable Payment Date under the New Note (as defined below), plus four and one-half percent (4.5%), or the maximum rate of interest permitted by applicable law, whichever is lower. Interest on the New Note shall be calculated on the basis of a 360 day year for the actual number of days elapsed in the period during which it accrues.

                  "Late Payment Rate" means the Interest Rate plus one percent (1%) per annum, so long as such Late Payment Rate does not exceed the maximum rate permitted by law, in which case the Late Payment Rate shall be fixed at the maximum rate permitted by law.

                  "Maturity Date" means February 15, 2002.

                  "New Note" means the promissory note to be issued pursuant to this Agreement, substantially in the form of Exhibit A hereto, and any and all Notes later issued in replacement or exchange therefor in accordance with the provisions thereof.

                  "Payment Date" means the last Business Day of any December, March, June and September until the Indebtedness is paid in full, commencing December 31, 1998, provided, however, that in the event that any Payment Date shall occur on a date which is not a Business Day, such Payment Date shall be the next following Business Day (unless such next following Business Day is the first Business Day of another calendar month, in which case such Payment Date shall be the immediately preceding Business Day).

                  "Structuring Fee" means a fee payable to Casino in the amount of 1.75% of the aggregate amounts due under (1) the Existing Notes and (2) the Advances.


                  2. The Indebtedness. Casino hereby agrees, on the terms and
                     ----------------
conditions set forth in this Agreement, to make a loan in the amount of the Indebtedness to Company. The Indebtedness shall take the place of and supercede the amounts due to Casino under (1) the Notes and (2) the Advances and (3) shall additionally include the Structuring Fee. Company's obligation to repay the Indebtedness shall be evidenced by the New Note. The New Note shall be dated as of the date of this Agreement, shall be unsecured, and shall entitle the holder thereto to payments, in quarterly installments of interest only on the unpaid principal balance, at a rate equal to the Interest Rate, payable on each Payment Date. Unless sooner paid, by reason of prepayment, acceleration or otherwise, the entire unpaid principal balance of the New Note, together with interest accrued thereon, shall be due and payable on the Maturity Date.

                  3. Payments. Payments on the New Note shall be made on the
                     --------
Payment Date by wire transfer of federal funds not later than 2:00 p.m. in Los Angeles,

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California on such date or other immediately available funds to Casino's account at Wells Fargo Bank, N.A. In computing interest on the New Note, the first date of the period ending on a Payment Date shall be included and the Payment Date shall be excluded. Except in the case of an event of default, any amounts not paid when due shall bear additional interest at the Late Payment Rate for the period for which the same shall be overdue. Payments of interest accruing at the Late Payment Rate are due and payable on demand.

                  4. Prepayment and Conversion. Company shall not have the right
                     -------------------------
to prepay the New Note prior to the Maturity Date without both (i) the express consent of Casino and (ii) only to the extent that Company's prepayment of principal under the New Notes is allowed under the terms and conditions of credit agreements and other financing arrangements entered into as a result of the Restructuring, provided however, that a full reduction or, from time to time, partial reductions in the Indebtedness evidenced by the New Note will be allowed, with the express consent of Casino, if each such reduction is effected by a conversion or exchange thereof to an equity-oriented investment in the Company.

                  5. Debt Incurrance. The Company will not incur or permit to
                     ---------------
exist any indebtedness which is prohibited by the credit agreement or other financing arrangements entered into as a result of the Restructuring.

                  6. Covenants of Credit Agreements. Company agrees that the New
                     ------------------------------
Note will not be a secured obligation of the Company so long as the revolving credit agreement and other financing arrangements entered into in connection with the Restructuring (and any indebtedness or commitments which may be entered into for the purpose of refinancing such credit agreement or other financing arrangement) remains outstanding.

Financial covenants of the New Note shall consist of (and shall be calculated on the same basis as set forth in the credit agreement):

     . Minimum Net Worth. Maintenance at all times of a minimum net worth of 50%
       of net worth at Closing with step-ups equal to 50% of net income and 100% of the cash proceeds of any equity issuances.

     . Adjusted Leverage Ratio. The ratio of the sum of (I) Debt plus (ii) rent expense multiplied by 8 to the sum of (iii) EBITDA plus (iv) rent expense (as determined on a rolling four quarter basis) shall not be greater than
       6.50 from Closing up to and including fiscal year end 1998, 6.00 for fiscal year 1999, and 5.75 thereafter.

     . Fixed Charge Coverage Ratio. The ratio of the sum of (i) EBITDA plus (ii) rent expense to the sum of (iii) interest expense plus (iv) rent expense (as determined on a rolling four quarter basis) shall not be less than
       1.00 to 1.

     . Permitted Adjustments. (1) For the reporting period ending with the third quarter 1998, the special charge of not more than $8.9 million may be added back to EBITDA for financial covenant calculations; and (2) Borrower will be permitted to take a one time charge associated with the closing of its Florida stores of not more than $20

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       million (of which a maximum an $10 million may be cash charges). This charge may be added back to EBITDA for financial covenant calculations for the next four fiscal quarters.

     . Affirmative covenants contained in Section 6.01 of the credit agreement executed as part of the Restructuring are incorporated herein by reference.

     . Any waiver or amendment of any covenant or other agreement of the Company by lenders under the credit agreement and other financing arrangements entered into by the Company as part of the Restructuring to a covenant therein shall automatically waive any similar covenant or other agreement hereunder (except as it may relate to the payment of principal or interest hereunder) without any further action of the holder hereof; provided however that changes to numerical ratios in covenants hereunder shall be made proportionately to the numerical change made in the covenants of the credit agreement.

                  7. Representations, Warranties and Covenants of Company.
                     ----------------------------------------------------
Company hereby represents and warrants to and covenants with Casino that, as of the date hereof:

                     a. Company has been duly organized and is validly existing and in good standing as a corporation in the State of Delaware. The execution and performance of this Agreement has been duly authorized by all requisite corporate action, and the individual or individuals executing this Agreement on behalf of Company and to execute all other documents and perform all other acts as may be necessary in connection with the performance of this Agreement.

                     b. Company shall duly and punctually pay (or cause to be paid) to Casino the interest and principal on the New Note in accordance with the terms thereof and this Agreement when such payments become due.

                     c. Company shall faithfully abide by, perform and discharge each and every obligation, covenant and agreement under this Agreement and the New Note.

                  8. Events of Default and Remedies. If any of the following
                     ------------------------------
events (each such event hereinafter referred to as an "Event of Default") shall have occurred and be continuing:

                     a. failure of the Company to pay any installment of interest on any New Note when due and payable and the continuance of such default for a period of 30 days or to pay all or part of the principal on the New Note when due and payable at maturity (whether by redemption or otherwise) and whether or not such payment is prohibited by any subordination provisions herein; or

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                     b. failure of the Company to observe or perform any
covenant or agreement of the Company contained herein (other than such failure which is specifically dealt with elsewhere in this Section 8) and the continuance of such failure for a period of 30 days after there has been given to the Company by Casino a written notice specifying the default and requiring it to be remedied; or

                     c. one or more defaults with respect to the indebtedness under the credit agreement or other financing arrangements entered into in conjunction with the Restructuring (or any refinancings thereof) which results from the failure to pay such indebtedness at its final maturity date or results in the acceleration of such indebtedness prior to its stated maturity; or

                     d. the entry of an order for relief or the filing of an involuntary petition with respect to Company under the United States Bankruptcy Code; the Company shall have instituted proceedings to be adjudicated a voluntary bankrupt or shall consent to the filing of a similar proceeding against it or shall file a petition or answer or consent seeking reorganization under the United States Bankruptcy Code or similar statute or consent to the filing of such petition; the appointment of a receiver, trustee, custodian or liquidator of or for any part of the assets or property of Company or Company makes a general assignment for the benefit of creditors.

                  Upon the occurrence of an event of default specified in the preceding section then Casino may, by notice to Administrative Agent (as defined under the credit agreement and other financing documents executed as part of the Restructuring) and Company, and in the case of clauses (a) through (c) of this
Section 8 after a ten (10) day period after such notice during which the Company may act to cure such default (it being understood and agreed that the Lenders under the credit agreement may (but have no obligation to) act to cure such default), and in the case of clause (d) of this Section 8, immediately declare the unpaid principal amount of the New Note, interest accrued thereon and all other amounts owing by Company hereunder to be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived, and an action shall immediately accrue. Casino shall be further entitled to exercise every other right and power and remedy herein specifically given or now or hereafter existing at law, in equity or by statute. No delay or omission by Casino in the exercise of any right, power or remedy or in the pursuance of any remedy shall impair any such right, power or remedy or be construed to be a waiver of any default on the part of Casino or to be an acquiescence therein. No waiver in respect of any event of default shall extend to any subsequent or other event of default.


                  9. Miscellaneous.
                     -------------

                     a. Notices. Any notice required or permitted under this
                        -------
Agreement or by law in respect of this Agreement, shall be in writing and shall be deemed effective, when personally delivered or if sent by registered or certified mail, three Business

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days after the date of delivery to the post office, or if sent by overnight delivery when received, or if sent by telecopier, upon receipt, in each case addressed to the person required to receive same at the following addresses:

                           If to Casino:       Casino USA, Inc.
                                               524 Chapala Street
                                               Santa Barbara, CA 93101
                                               Attn:  Robert J. Emmons
                                               Fax:    (805) 564-6729

                           If to Company:      Smart & Final Inc.
                                               600 Citadel Drive
                                               City of Commerce, CA 90040
                                               Attn:  Donald G. Alvarado, Esq.
                                               Fax:   (323) 869-7862.

                     b. Survival. All covenants, agreements, representations and
                        --------
warranties contained in this Agreement, or any document, agreement or instrument delivered pursuant hereto shall survive the expiration or other termination of this Agreement.

                     c. Amendments and Waivers. The terms of this Agreement
                        ----------------------
shall not be waived (except as expressly provided in Section 6 above), altered, modified, supplemented or terminated in any manner whatsoever except by written instrument signed by Casino and Company, and only to the extent expressly allowed in writing by the lenders under the credit agreement and other financing documents entered into as part of the Restructuring and any refinancing thereof.

                     d. Governing Law.  This Agreement shall be governed by, and
                        -------------
construed in accordance with, the laws of the State of California.

                     e. Non-Recourse to Certain Parties. This Agreement is
                        -------------------------------
solely a corporate obligation and no recourse shall be had in respect of any obligation, covenant or agreement of this Agreement, or referred to herein, against any stockholder, incorporator, director or officer, as such, past, present, and future, of the parties hereto by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of statute or otherwise.

                     d. Entire Agreement. This Agreement and the other
                        ----------------
agreements and documents referred to herein constitute the final and entire expression of the agreement with respect to the matters contemplated hereby.

                     e. Invalidity of Provisions. Any provision of this
                        ------------------------
Agreement which may be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the

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remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                     f. Counterparts. This Agreement may be executed in any
                        ------------
number of counterparts and by the different parties hereto on separate counterparts, all of which together shall constitute a single agreement.

                     g. Headings. Any headings or captions preceding the
                        --------
individual sections hereof are intended solely for the convenience of the parties and shall not alter or vary the meaning, construction or effect of this Agreement.

                     h. Successors and Assigns. The provisions of this Agreement
                        ----------------------
shall be binding upon and shall inure to the benefit of Casino and Company and their respective successors and assigns, except that Company may not assign its rights and obligations hereunder without the express written consent of the Casino. Casino at any time may sell, assign, transfer, pledge as collateral or otherwise dispose of all or any portion of the New Note, or of any of its right, title and interest therein; provided, however, that such sale or assignment does not affect the validity of the conveyance of the Properties pursuant to the Property Agreement as a reorganization within the meaning of Sections 368(a)(1)(D) and 368(a)(2)(H) of the United States Internal Revenue Code, and further provided that no transfer may be made until such time as the Adjusted Leverage Ratio (as set forth in Section 6 hereof) has not exceeded 4.25 for two consecutive fiscal quarters. However, not withstanding the foregoing, Casino may at any time, without permission of lenders, enter into an agreement to exchange some or all of the Indebtedness for equity-oriented securities of Company.


                  IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed by their respective officers thereunto duly authorized.


For "Casino":

CASINO USA, INC.,
a California corporation



By:   /s/ ROBERT J. EMMONS
    --------------------------
    Robert J. Emmons
    Chairman

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For "Company":

SMART & FINAL INC.,
a Delaware corporation



By:     /s/ MARTIN A. LYNCH
    -----------------------------
    Martin A. Lynch
    Executive Vice President and
    Chief Financial Officer

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